UNITED STATES
    					       SECURITIES AND EXCHANGE COMMISSION
				      		    WASHINGTON, D.C. 20549
					     		        FORM 12B-5
	    					    NOTIFICATION OF LATE FILING

(Check one):  [X] Form 10-KSB  [ ] Form 20-F   [ ] Form 11-K
[ ] Form 10-Q  [ ] Form N-SAR

         For Period Ended: December 31, 2000

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended: __________________________


Read Instruction (on back page) Before Preparing Form.  Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: NOT APPLICABLE
______________________________________________________________________________

PART 1 - REGISTRANT INFORMATION

UNITED STATES ANTIMONY CORPORATION
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Full Name of Registrant

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Former Name if Applicable

P.O. Box 643
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Address of Principal Executive Office (Street and Number)

Thompson Falls, MT, 59873
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City, State and Zip Code

Part II--Rules 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a)The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b)The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-P, 11K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the
 [X] prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c)The accountant's statement or other exhibit required by Rule 12-b-25(c) has been attached if applicable.

PART III-NARRATIVE

State below in reasonable detail the reasons why the Form 10-KSB, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attached Extra Sheets If Needed)

     THE COMPANY'S AUDITED FINANCIAL STATEMENTS WERE NOT COMPLETED AND COULD NOT BE COMPLETED WITHIN THE PRESCRIBED TIME PERIOD IN ORDER TO PREPARE AND ACCURATE FORM 10-KSB TO FILE WITH THE COMMISSION.


PART IV-OTHER INFORMATION
(1) Name and telephone number of person to contact in regard to this notification
       Jeffrey R. Maichel, CPA       509          535-3503
            (Name)                (Area Code)  (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
identify report(s).                      [X] Yes     [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion
thereof?                                 [ ] Yes     [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

UNITED STATES ANTIMONY CORPORATION
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(Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: MARCH 28, 2001
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By:   /s/ JOHN C. LAWRENCE, PRESIDENT AND CHEIF ACCOUNTING OFFICER
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